Exhibit 6.38

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (“Third Amendment”), is entered into as of the 28th day of December 2017 (“Effective Date”), by and between SHREVEPORT BUSINESS PARK, LLC, a Delaware limited liability company (“Landlord”) and ELIO MOTORS, INC., an Arizona corporation (“Tenant”).

RECITALS:

A.          Landlord and Tenant entered into that  certain  Lease  Agreement  dated  as  of December 27, 2013 (“Original Lease”) as amended by that certain First Amendment to Lease dated as of July 31, 2015 (“First Amendment”, that certain Second Amendment to Lease dated as of November __, 2016, and together with the Original Lease, the “Lease”) for 997,375 square feet of space located in those certain buildings commonly known as 7600 Antoine Boulevard (formerly 7600 General Motors Boulevard), Shreveport, Louisiana (“Premises”).

B.          Tenant, Landlord and DVR Shreveport, LLC (“DVR”) entered into that certain License Agreement dated January 2, 2017, as amended and restated by that certain Amended and Restated License Agreement dated as of December 28, 2017 (“License Agreement”).

C.          In connection with the License Agreement, Landlord and DVR entered into that certain Amended and Restated lease Agreement dated as of December 28, 2017 (“DVR Lease”).

D.          In order to reflect certain terms and conditions set forth in the License Agreement and the DVR Lease, Landlord and Tenant mutually desire to amend the Lease in accordance with the terms and conditions hereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Recitals/Definitions. The foregoing recitals are hereby incorporated into and made a part of this Third Amendment by this reference. All capitalized terms in this Third Amendment shall have the same meaning ascribed thereto in the Lease, unless otherwise provided herein.

2.          Effective Date. This Third Amendment shall become effective January 1, 2018 (“Effective Date”).

3.          Premises. As of the Effective Date, the Premises, as defined in Paragraph 1.2 of the Original Lease shall be reduced by the 152,557 square feet that is to be leased to DVR pursuant to the DVR Lease as more particularly reflected on  Exhibit “A” attached hereto (“DVR Interior Premises”). Accordingly, until such time as either Landlord or Tenant elects to take reclaim all or a portion of the DVR Interior Premises, the Premises shall be 844,818 square feet, as may be adjusted from time-to-time as more fully set forth in the Lease.
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4.          Base Rent. As of the Effective Date, the monthly Base Rent for the Premise shall be $211,204.50 (based upon $3.00 per square foot for 844,818 square feet), subject to such increases and adjustments as more fully set forth in the Lease. The Base Rent Commencement Date, as adjusted pursuant to the Second Amendment, shall not change.

5.          Tenant’s Share.   As of the Effective Date, Tenant’s Share (as defined in Paragraph 5.1.J of the Original Lease) shall be 25.17%, as may be adjusted from time-to-time as more fully set forth in the Lease.

6.          Parking Areas/Test Track. As of the Effective Date, the Tenant Parking Areas and the test track, as reflected on Exhibits “A-2” and “A-3” of the Original Lease, respectively, are hereby amended, and shall exclude the areas granted to DVR pursuant to the DVR Lease as reflected on  Exhibit “B” attached hereto and Tenant shall have no right to occupy or use such areas (“Excluded Parking Areas”). In addition, the Excluded Parking Areas shall not be included as part of the a Parking Facilities as defined in Paragraph 6 of the Original Lease. Tenant also acknowledge that, pursuant to the terms of the DVR Lease, DVR has the right to expand into other exterior portions of the Property to be used as parking areas as identified on Exhibit “C” attached hereto and that, in such event, Tenant shall have no right to occupy or use such areas.

7.          Effect of Third Amendment.  Except as specifically amended in this Third Amendment, all of the terms and conditions of the Lease shall continue in full force and effect. In the event of any conflict between the terms of this Third Amendment and the terms of the Lease Agreement, the terms of this Third Amendment shall prevail.

8.          Counterparts and Electronic Signatures. This Third Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Third Amendment. The parties shall be entitled to sign and transmit an electronic signature of this Third Amendment (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein. Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Third Amendment, upon request.

9.          Entire Agreement. This Third Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect.

[Signatures appear on the following page]
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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease as of the date first written above.

LANDLORD:

SHREVEPORT BUSINESS PARK, LLC,
a Delaware limited liability company

By:	Holdings SPE Manager, LLC,
a Delaware limited liability company, its Manager

	By:	/s/ John A. Mase
John A. Mase
Chief Executive Officer

TENANT:

ELIO MOTORS, INC.,
an Arizona corporation

By:	/s/ Paul Elio
Paul Elio
Chief Executive Officer

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Exhibit “A”

DVR Interior Premises

Exhibit A

IRG
Industrial Realty Group, LLC
Café-Month to Month
-If Available
Rest Rooms
Area B
Fence
Water Test
Area A
Month to Month
-If Available
Area C
Rest Rooms
Rest Rooms
North

A-Glovis Interior Area – +/- 120,930 sq ft
B-Lunch, Exercise & Office Rooms- +/- 16,045 sq ft (month to month if available)
C-Docks & Lifts Area- +/- 15,582 sq ft (month to month if available)

Exhibit A

Exhibit “B”

Excluded Parking Areas

Exhibit B

Exhibit “C”

Excluded Expansion Parking Area

Exhibit C